UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

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    EXPRESSJET HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 2, 2010

To Our Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the ExpressJet Holdings, Inc. 2010 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Houston Marriott North at Greenspoint, 255 N Sam Houston Parkway East, Houston, Texas on Thursday, May 13, 2010, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement, and there will be an opportunity to discuss other matters of interest to you as a stockholder.

Due to a regulatory change, shareholders that hold their shares in street name will no longer have their shares automatically voted by their broker on the election of directors. This makes voting at this year’s annual meeting more important than ever. Please vote by internet or telephone as described in the attached proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you in Houston.

Sincerely,

Pat Kelly
Interim President and Chief Executive Officer

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

NOTICE OF 2010 ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD MAY 13, 2010

The 2010 Annual Meeting of Stockholders of ExpressJet Holdings, Inc. will be held at The Houston Marriott North at Greenspoint, 255 N Sam Houston Parkway East, Houston, Texas on Thursday, May 13, 2010, at 10:00 a.m., local time, for the following purposes:

1. To elect three members of our Board of Directors, to serve in Class III, with terms expiring at the 2013 annual stockholders meeting;

2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors of the company and its subsidiaries for 2010; and

3. To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

The holders of record of the company’s common stock at the close of business on March 22, 2010 are entitled to notice of and to vote at the meeting.

Sincerely,

Suzanne Lehman Johnson
Secretary

Houston, Texas

April 2, 2010

Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

EXPRESSJET HOLDINGS, INC.

PROXY STATEMENT

2010 Annual Meeting of Stockholders

to be held May 13, 2010

EXPRESSJET HOLDINGS, INC.

700 North Sam Houston Parkway West

Suite 200

Houston, Texas 77067

PROXY STATEMENT

2010 Annual Meeting of Stockholders

to be held May 13, 2010

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at the company’s 2010 annual stockholders meeting or any adjournment or postponement of that meeting (the “Meeting”). The Meeting will be held at The Houston Marriott North at Greenspoint, 255 N Sam Houston Parkway East, Houston, Texas on Thursday, May 13, 2010, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders. This proxy statement, and the accompanying proxy and 2009 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 2, 2010.

Record Date, Stockholders Entitled to Vote, Quorum and Vote Required

Holders of record of our common stock at the close of business on March 22, 2010, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. At the close of business on the record date, ExpressJet had 16,966,157 shares of common stock outstanding. Subject to certain limitations on voting by non-U.S. citizens (defined below), each share of our common stock is entitled to one vote per share on the matters proposed.

A quorum of stockholders is necessary for a valid meeting. A quorum is comprised of the holders of a majority of the shares entitled to vote at the Meeting, attending personally or represented by proxy.

Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum, but they will not be included in the number of votes cast on a matter. As a result, they will not be taken into account in determining the approval of any of the proposals to be considered at the Meeting.

Broker non-votes will also be considered present for the purpose of determining the presence of a quorum. Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given. Brokers are permitted to vote on the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes with respect to Proposal 2. However, brokers are not permitted to vote on the election of directors without instructions, so broker non-votes could occur with respect to Proposal 1.

Elections of directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. Broker non-votes are not treated as votes cast; consequently, they will not affect the election of the company’s directors under Proposal 1. Ratification of the appointment of independent auditors requires approval by a majority of the votes cast on Proposal 2.

Voting of Proxies

Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you vote instead by internet or telephone, which saves the company money. Please note that the telephonic voting described below is not available for shares held by non-U.S. citizens.

Shares Held of Record. Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.proxyvoting.com/xjt , or by telephone by calling Mellon at 1-866-540-5760. Proxies submitted through Mellon by internet or telephone must be received by 11:59 p.m. Eastern time on May 12, 2010. Giving a proxy will not affect your right to vote in person if you decide to attend the Meeting.

Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 11:59 p.m. Eastern time on May 12, 2010. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be borne by the stockholder.

Delivery of One Proxy Statement to Stockholders Sharing an Address to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the company’s common stock in multiple accounts, this process results in duplicate mailings of proxy materials to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shares Held of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the company’s Secretary by mail at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

Shares Held in a Bank or Brokerage Account. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other ExpressJet stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the company’s Secretary by mail at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

Revocation of Proxies

You can revoke your proxy before it is exercised at the Meeting in any of three ways:

•	by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

•	by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. We have also engaged Morrow & Co., Inc., an outside proxy solicitor, to assist us in soliciting proxies in conjunction with the Meeting. We estimate the cost of the outside proxy solicitation services will be $6,000.

Other Matters To Be Acted on at the Meeting

At the Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have only one class of voting securities outstanding, common stock, which is entitled to one vote per share subject to the following limitations. Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company’s wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each partner of which is an individual who is a citizen of the United States; or

•

a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States. Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless those shares are registered on a separate stock record maintained by the company for the registration of ownership of capital stock by non-U.S. citizens. Accordingly, you will be asked to certify to the company when you vote by proxy or in person either that you are a U.S. citizen as defined above, or that your shares have been registered on our foreign stock record. Our bylaws further provide that no shares will be registered on this record if the amount so registered would exceed U.S. foreign ownership restrictions.

Beneficial Ownership of Common Stock by Certain Persons

The following table sets forth, as of March 22, 2010 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
United Air Lines, Inc. (1) 77 W. Wacker Drive Chicago, IL 60601	common stock	2,700,000	15.91%

Stelliam Investment Management, LP (2) 31 West 52nd Street, 16th Floor New York, NY 10019	common stock	1,492,300	8.79%

Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	common stock	1,141,799	6.72%

Leap Tide Capital Management, Inc. (4) 10451 Mill Run Circle, Suite 400 Owings Mills, MD 21117	common stock	882,571	5.20%

(1)	Pursuant to a Schedule 13G filed on February 18, 2010, United Air Lines, Inc. reported that it had sole voting and dispositive power as to 2,700,000 shares of our common stock. United Air Lines, Inc. is a wholly owned subsidiary of UAL Corporation.
(2)	Pursuant to a Schedule 13G/A filed on February 11, 2010, Stelliam Investment Management, LP reported that it had sole voting and dispositive power as to 1,492,300 shares of our common stock.
(3)	Pursuant to a Schedule 13G filed on February 11, 2010, Renaissance Technologies LLC reported that it had sole voting power as to 1,141,799 shares of our common stock, sole dispositive power as to 1,178,299 shares of our common stock and shared dispositive power as to 30,600 shares of our common stock.

(4)	Pursuant to a Schedule 13G filed on May 19, 2009, Leap Tide Capital Management, Inc. reported that it had sole voting and dispositive power as to 882,571 shares of our common stock. Jan Loeb is the President and a member of the Board of Directors of Leap Tide Capital Management, Inc.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 22, 2010, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Except as indicated to the contrary, each individual listed below has sole voting and dispositive power over the shares shown.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Salvatore J. Badalamenti	28,388	(1)	*
George R. Bravante, Jr.	36,133	(2)	*
Janet M. Clarke	25,675	(3)	*
Charles R. Coble	80,395	(4)	*
Kim A. Fadel	23,044	(3)	*
Alan Freudenstein	43,750		*
Judith R. Haberkorn	35,333	(1)	*
Andrew Jent	2,644	(5)	*
Suzanne Lehman Johnson	48,677	(6)	*
Patrick Kelly	86,557	(7)	*
William F. Loftus	21,875		*
Karen P. Miles	62,669	(8)	*
Lamphung Ngo-Burns	66,465	(9)	*
James E Nides	130,726	(4)	*
James B. Ream	298,779	(10)	1.8%
Bonnie S. Reitz	35,933	(1)	*
All executive officers and directors as a group (16 persons)	1,027,043	(11)	6.0%

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.
(1)	Includes 1,000 shares that may be purchased under options currently exercisable or becoming exercisable within 60 days, which shares are referred to hereafter as “option shares.”
(2)	Includes 1,400 option shares.
(3)	Includes 2,400 option shares.
(4)	Includes 14,750 option shares.
(5)	Includes 2,644 option shares
(6)	Includes 3,075 options shares.
(7)	Includes 800 option shares.
(8)	Includes 16,250 option shares.
(9)	Includes 6,750 option shares.
(10)	Includes 21,250 option shares.
(11)	Includes 89,469 option shares.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2009:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	269,315	$64.97	714,705
Equity compensation plans not approved by stockholders	n/a	n/a	n/a
Total	269,315	$64.97	714,705

As of December 31, 2009, there were 269,315 options outstanding with a weighted average exercise price of $64.97 and a weighted average term of 4.11 years, and 783,160 restricted shares outstanding and granted under our equity compensation plans. As of December 31, 2009, there were 714,705 available for future issuance under the 2002 Stock Incentive Plan and 2007 Stock Incentive Plan.

GENERAL INFORMATION

Board of Directors

Our board of directors currently consists of ten persons, including an independent Chairman, George Bravante. Effective January 1, 2010, James B. Ream retired from his position as President, Chief Executive Officer and director, and Patrick Kelly, a director of the company, accepted the role of Interim President and Chief Executive Officer. The positions of Chairman of the Board and Chief Executive Officer are presently held by separate people, due in part to the company’s history and culture. The board of directors believes that having two individuals serve in those positions is also presently in the company’s best interest. However, the board of directors may reassess this structure in the future, in order to provide appropriate leadership for the company at that time.

In addition to our independent Chair, all non-management directors presently serving or who served at any time in 2009, other than William F. Loftus, who received compensation as a consultant prior to joining our board, have been affirmatively determined by the board to be independent and to have no material relationship with the company or its management under the standards set forth in the Corporate Governance Guidelines (the “Guidelines”) adopted by our board and the applicable rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The Guidelines are available on our website at www.expressjet.com and are available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As to independence, the Guidelines provide as follows:

“The Board defines ‘independent director’ in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Because it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company, the Board is responsible for affirmatively determining that each independent director has no material relationship with the Company or its affiliates (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). A relationship will be considered ‘material’ if in the judgment of the Board it would interfere with the director’s independent judgment, and the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.”

The independent directors have no relationship with the company other than their positions as directors.

Board Meetings, Attendance and Communications

Regular meetings of our board of directors are typically held five times per year, and special meetings are scheduled when needed. The board held nine meetings in 2009. During 2009, each director attended at least 75% of the aggregate number of meetings of the board and each committee of which he or she was a member that were held while that person was a director or committee member. Although we have no formal policy relating to directors’ attendance at the annual stockholders meeting, the annual meeting of our board typically follows the stockholders meeting and it is anticipated that directors will attend both meetings. With the exception of Andrew Jent, all of our directors then serving attended our 2009 stockholders meeting.

The independent non-management members of our board of directors met in executive session (i.e., a session not including our CEO) during the last year in accordance with the board’s Corporate Governance Guidelines, which require that the Board do so at least twice each year. As required by the Guidelines, at least one of those sessions was comprised solely of the independent directors. As set forth in the Guidelines, the director that presides at these sessions rotates among the non-management members of the board in order of seniority (or age, in the case of directors of equal seniority).

Stockholders or others desiring to communicate directly with the non-management directors or with any individual director may direct their correspondence to the director(s) at the company’s address set forth above or may do so electronically at the following email address: xjtinternalaudit@expressjet.com . (Please indicate in the subject line which directors are the intended recipients.) The company’s Secretary reviews all correspondence so received and forwards it to the pertinent directors if it relates to the functions of the board or its committees. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the board’s Audit Committee.

Committees of the Board

Audit Committee. The committee met 12 times in 2009 and was comprised of five directors determined by the board to be independent and financially literate (as defined in applicable SEC and NYSE rules): Mr. Badalamenti, who chairs the committee, Ms. Clarke and Messrs. Bravante, Freudenstein and Kelly. Mr. Freudenstein replaced Mr. Jent as a member of the committee in May 2009, following Mr. Jent’s resignation from the board of directors. The board of directors has determined that Messrs. Badalamenti and Kelly qualify as audit committee financial experts (as defined in applicable SEC rules). During his service as Interim President and CEO, beginning January 4, 2010, Mr. Kelly has temporarily stepped down from the Audit Committee.

The board of directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As described in greater detail in the charter, the Audit Committee has responsibility to oversee the company’s accounting and financial reporting processes as well as reviews of our interim financial statements and audits of our annual financial statements. The committee has the authority to appoint and otherwise oversee the retention, independence, compensation and work of our independent auditors and to authorize any audit, audit-related or non-audit services that, in the committee’s discretion, are deemed appropriate. The committee reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. See “Report of the Audit Committee” below. The committee assesses risks to the company periodically, with a complete report on an annual basis that is delivered directly to the committee by the individuals responsible for day-to-day risk management responsibilities. The committee’s role is one of oversight, recognizing that management is primarily responsible for the company’s risk management policies. The committee regularly reports to the full board of directors and enhances the board’s oversight of risk management.

Human Resources Committee. The committee met nine times in 2009 and is comprised of five directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Clarke, who chairs the committee, Messrs. Badalamenti and Fadel, Ms. Haberkorn and Ms. Reitz. Pursuant to its charter, which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, the committee has the authority to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. See “Executive Compensation Report of the Human Resources Committee” below. The committee is also charged with overseeing the company’s general compensation structure, assessing compensation risk, and administering its bonus, incentive and other compensation plans when so directed by the board.

Nominating and Corporate Governance Committee. The committee met seven times in 2009 and is comprised of five directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Haberkorn, who chairs the committee, Ms. Reitz and Messrs. Bravante, Fadel and Kelly. During his service as Interim President and CEO, beginning January 4, 2010, Mr. Kelly has temporarily stepped down from the Nominating and Corporate Governance Committee. The committee’s charter is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. The committee is responsible for identifying individuals qualified to become members of the board of directors, as well as recommending the slate of directors to be nominated by the board at the annual meeting of stockholders or any director to fill a vacancy on the board. The committee will consider nominations from stockholders; any stockholder desiring to submit a nomination to the committee, should send the nomination, together with appropriate background and contact information, to the Secretary of the company at the company’s address set forth above. Please refer to “2011 Annual Meeting” below for information regarding submitting a nomination for the 2011 Annual Meeting of Stockholders.

The director-qualification criteria established in the Corporate Governance Guidelines include the following and are applied by the committee to candidates nominated by stockholders and those originating with the board:

•	reputation, integrity and (for non-management directors) independence;

•	business, government or other professional experience and acumen;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the company;

•	diversity;

•	knowledge of a major geographical area in which the company operates or another aspect of the company’s operational environment;

•

age (it is the company’s policy that no person will be nominated by the board to serve as a director, or be elected by the board to fill a vacancy on the board, if that person is, or would be on the date of his or her election, age 70 or older);

•	tenure as a member of the company’s board; and

•	the director’s history of attendance at board and committee meetings and the director’s preparation for and participation in these meetings (in the case of current directors).

Consistent with ExpressJet’s overall commitment to excellence, the board seeks to enforce the high standards that are the key to the company’s success and to provide oversight, as well as strategic insight. The board’s policy of considering diversity when evaluating director candidates is implemented as part of the broad-based consideration of each candidate’s potential for contributing value as a board member, including a broad range of skills and expertise, which may be demonstrated through differences in perspective based on industry experience, type of experience, expertise in particular business situations, and insights developed due to the candidate’s unique life experience, education, viewpoint, and other characteristics. The committee periodically conducts an anonymous self-evaluation to determine its effectiveness in nominating candidates with a broad range of skills and expertise. Candidates may be identified by the committee through current board members, management, stockholders or other persons. All candidates, including those recommended by stockholders or other directors, are evaluated according to the criteria described above at regular or special meetings of the committee, and may be considered at any time during the year. If any materials are provided by a candidate or other party in connection with the nomination of a director candidate, those materials are reviewed by the committee in evaluating that candidate.

In addition, the committee recommends the directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, and the compensation and benefits of non-management members of the board. The committee developed, and the board adopted, the Corporate Governance Guidelines discussed above. The committee also oversees the annual evaluation of the performance of the board and its committees.

Compensation of Directors

During 2009, members of the board of directors who were not employees of the company (“outside directors”) received an annual retainer of $36,000 per year, which increased to $45,000 if the director chaired the Human Resources or Nominating and Corporate Governance Committees of the board; $49,500 if the director chaired the Audit Committee of the board; or $54,000 if the director was elected chairman of the board. These fees reflect a 10% reduction which was effective beginning in the last quarter of 2008. For 2009, Mr. Freudenstein received a pro-rated annual retainer of $22,747.25. In 2009, members of the board also received the meeting fees set forth below:

•	$1,800 for each meeting of the board or committee meeting physically attended, with the chairman of the board receiving $2,700; and

•	$900 for each board or telephonic board participation;

From January 1, 2008 to September 11, 2008, outside directors were to receive upon their initial election to the board and at each annual meeting: (i) a non-qualified stock option on the Effective Dates to purchase such number of shares of the common stock of the Company that will result in such option having a Black-Scholes value of $35,000 on the Effective Dates; and (ii) such number of restricted shares of common stock of the Company bearing a fair market value of $35,000 on the Effective Dates, to be issued pursuant to the Company’s 2002 Stock Incentive Plan or 2007 Stock Incentive Plan. Each of the restricted shares and options vest six months following their grant date. On September 11, 2008, the amount in each of the foregoing categories was reduced by 10%, along with an across-the-board reduction in board compensation, to $31,500. In addition, the outside directors unanimously voted to forego any annual grant in 2008, due to the timing of various corporate events as well as a desire to demonstrate a commitment to cost control. In 2009, the board elected to utilize an annual incentive fee in the amount of $63,000 in lieu of an equity grant. The board then unanimously elected to participate in the ExpressJet Holdings, Inc. 2009 Treasury Stock Purchase Plan, a plan that permitted the directors to purchase shares of the common stock of the Company at full market price in accordance with the terms of that plan. The Treasury Stock Purchase Plan closely aligns the interests of the Company’s directors with the interests of stockholders through the purchase of shares and serves the goal of Company stock ownership by directors.

As is customary in the airline industry, all of our outside directors and their eligible family members receive space-available (stand-by) flight benefits on our flights during their term as a director. These benefits do not “bump” fare-paying passengers. Additionally, our outside directors for whom we are able to secure such benefits receive access to Continental Airlines’ Presidents Clubs, elite status in Continental’s frequent flyer program, travel on our flights, and passes permitting a fixed amount of travel on Continental at no cost to ExpressJet. Some of these benefits may also include the director’s family and a limited number of other individuals. Where required under applicable law, benefits are taxable to the director, subject to our reimbursement of a portion of the taxes.

All directors receive reimbursement of expenses incurred in attending meetings. No member of our board, other than Mr. Ream whose compensation is described under “Executive Compensation” below, was paid any compensation in 2009 for services as a director of the company other than the standard compensation arrangement for directors described in this narrative and reimbursement of expenses. Effective January 4, 2010, Mr. Kelly began serving as Interim President and CEO. Mr. Kelly will not receive pay as a director for attending board meetings while serving as Interim President and CEO. A description of Mr. Kelly’s compensation for serving as Interim President and CEO is set forth below in the Compensation Discussion and Analysis.

Director Compensation for Fiscal Year 2009

The following table sets forth the aggregate compensation awarded to, earned by, or paid to our non-management directors for 2009.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
Salvatore J. Badalamenti	$147,600	—	—	—	—	$8,538	$156,138
George R. Bravante, Jr.	$157,500	—	—	—	—	$7,320	$164,820
Janet M. Clarke	$142,200	—	—	—	—	$1,778	$143,978
Kim A. Fadel	$130,500	—	—	—	—	$2,118	$132,618
Alan Freudenstein	$101,047	—	—	—	—	—	$101,047
Judith R. Haberkorn	$139,500	—	—	—	—	$6,543	$146,043
Andrew Jent	$22,500	—	—	—	—	$2,315	$24,815
Patrick Kelly	$135,000	—	—	—	—	$1,771	$136,771
William F. Loftus	$108,000	—	—	—	—	—	$108,000
Bonnie S. Reitz	$129,600	—	—	—	—	$640	$130,240

(1)	Represents a tax reimbursement payment made to satisfy some of the federal tax obligations corresponding to the value imputed for flight benefits. Pursuant to SEC rules, the value of flight benefits provided to our directors is not included under All Other Compensation because the total incremental cost to the company of providing such benefits was less than $10,000 for each director.

Executive Officers

The following table sets forth information with respect to our current executive officers and those who served as executive officers during 2009:

Name, Age and Position	Term of Office and Business Experience

JAMES B. REAM,[1] age 54, Former President, Chief Executive Officer and Director	Mr. Ream was Chief Executive Officer from July 2001 and was President and a director from October 1999 until his retirement effective January 1, 2010. He joined Continental Airlines in 1994 as Vice President, Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President, Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc. from 1987-1994.

[1]	Mr. Pat Kelly, a board member, is serving as Interim CEO. Mr. Kelly’s information is included, along with that of other board members, in the discussion of “Continuing Directors” section, below in the discussion of Proposal 1.

LAMPHUNG NGO-BURNS, age 44, Vice President and Chief Financial Officer	Ms. Burns has been Vice President and Chief Financial Officer since September 2008. Prior to that, she was Staff Vice President of Finance and Controller, managing corporate accounting and division controller functions from mid-2005. From 2002 to mid-2005, she was Senior Director and Controller with responsibilities for accounting, treasury, and tax. She began her career with Ernst & Young, gaining diverse auditing and accounting experience before joining the airline industry. She worked for American Airlines and Continental Airlines prior to transitioning to ExpressJet.

CHARLES R. COBLE, age 56, Vice President, Field Services, Purchasing and Corporate Real Estate	Mr. Coble has been Vice President, Field Services, Purchasing and Corporate Real Estate since 1997. Prior to that he held a number of positions with Continental Airlines beginning in 1975, most recently as Director — Airport Services. In his current role, Mr. Coble is responsible for the Company’s customer service on a Company-wide basis and also oversees the ground handling and corporate aviation divisions.

JAMES E. NIDES, age 59, Vice President, Flight Operations and Maintenance	Mr. Nides has been Vice President, Flight Operations and Maintenance since 2002. Starting his airline career as a pilot with Comair, Mr. Nides served as Chief Pilot, Director of Operations and Director of Technical Services.

KAREN P. MILES, age 53, Former Vice President, Human Resources and Administration	Ms. Miles was Vice President, Human Resources and Administration from 2001 until her retirement January 31, 2010. Ms. Miles directed corporate communications and managed all labor relationships. During her 30 year career, she worked in both human relations and operations areas.

SUZANNE LEHMAN JOHNSON, age 49 General Counsel and Secretary	Ms. Johnson has been with the Company since 2005 and has served as General Counsel and Secretary since September 2008. Before joining the Company, Ms. Johnson was employed by the law firm of Vinson & Elkins, L.L.P. for nine years and Continental Airlines, Inc. for three years. Ms. Johnson’s current management responsibilities for ExpressJet include legal affairs, compliance, arbitration, litigation, workers’ compensation, labor relations, benefits, corporate communications, and human resources.

COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources Committee (for purposes of this analysis, the “Committee”) of our board has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The Committee works to ensure that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally speaking, the types of compensation and benefits provided to executive officers are similar to those provided to our other officers and key employees.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers” or simply the “executives.”

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain qualified executives. We believe each element of total compensation that we offer improves the competitiveness of our program relative to the compensation paid to similarly situated executives in comparably sized airlines and other companies outside the airline industry and plays an integral role in facilitating the advancement of the company’s interests. To that end, the Company believes that executive compensation packages should include both fixed and variable pay elements designed to deliver a competitive total compensation opportunity to executives. For variable pay elements, the Company uses both cash and stock-based compensation to align executives’ interests with those of stockholders and to reward performance measured by operating and/or strategic performance and stock price performance.

Determining Executive Compensation

In establishing the elements of its executive compensation program, the Committee reviews:

•	the nature and level of the executive position;

•	the labor markets from which qualified individuals are recruited;

•	the companies and industries competing for our executives; and

•	the performance of individual executives over time.

The Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant since 2006 to review and advise the Committee on its total compensation program for the executive officers as well as for other key employees. Cook provides the Committee with relevant market data and alternatives to consider when making compensation decisions. Using data prepared by Cook, the Committee reviews the total compensation levels for our executives relative to total compensation provided at an industry and size-relevant group of companies (“Airline Peer Group”) as well as general industry indices reflecting comparably sized companies outside the airline industry with which the Committee believes we compete for talent and for stockholder investment. In addition to reviewing the competitiveness of executive pay levels against peer market data, Cook assisted the company in its request for new shares for its stock incentive plan, helped to revise the stock incentive plan to be reflective of best practices, prepared the proxy proposal for the stock incentive plan, and assisted with other compensation-related matters in 2009 (e.g., review of employment agreements). Other than services provided to the Committee, Cook provides no additional services to the Company.

The companies comprising the Airline Peer Group for 2009 were:

•	SkyWest;

•	JetBlue Airways;

•	AirTran Airways;

•	Mesa Airlines;

•	Republic Airways;

•	Frontier Airlines;

•	Alaska Air; and

•	Pinnacle Airlines.

Base salaries, short and long-term incentive pay and other benefits are all targeted at median levels of external market practices among the Airline Peer Group and similarly sized companies other than airlines.

We try to provide competitive base salaries, but seek to focus the majority of executives’ compensation on variable pay to provide an incentive for improved performance. We do not have a policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation or among various forms of equity compensation. The Committee reviews information provided by Cook to determine the appropriate level and mix of incentive compensation. Income from incentive compensation is realized as a result of the performance of the Company or, depending on the type of award, the achievement of established goals.

Role of Individual Pay Components

In connection with our initial public offering in 2002, the elements of our compensation program were determined by Continental Airlines and were similar to programs it developed with its compensation consultants. Since then, the Committee has worked with its consultants to customize a total compensation program for our executives. A summary of the elements of compensation that we provide to executive officers is presented below:

•	Base Salaries. Base salaries of our executives are designed to be competitive within the airline industry and within the broader marketplace for executive talent.

•	Annual Cash Bonuses. Annual cash bonuses are targeted at 40-60% of base salary, depending on the executive’s level of responsibility and the Company’s achievement of target operating income.

•

Restricted Stock. Beginning in 2004 we began to move away from the granting of stock options to executives in favor of restricted stock; the last stock options granted to executives were in 2007. The Committee determined that, compared to stock options, use of restricted stock for its executives presented less compensation risk and would be less dilutive to stockholders. Restricted stock grants typically vest over a 4-year period.

•

Long Term Incentive Plan. The long-term incentive plan began in 2006 and provides annual awards of cash or equity or both to executives if certain performance objectives for the specified year are achieved and the executive is still employed at the end of the designated year. Awards for 2006, 2007 and 2008 consisted of cash.

•

Flight Benefits and Tax Reimbursements. When our executives fly, it serves to closely align their interests with the ultimate consumer of our services – the passengers. Personal air travel also places the importance of passenger service in proper context and allows them to observe operations first-hand. Thus, as is customary in the airline industry, the executives and their eligible family members receive space-available (stand-by) flight benefits, and some positive space travel, on flights of ExpressJet and some partner airlines. The executives are also entitled to participate in frequent flyer and airport lounge programs. The Committee has determined these flight benefits present no incremental cost to the Company due to the nature of the Company’s business operations and present a significant business advantage through the perspective that air travel gives our executives. However, certain flight pass benefits associated with non-business travel do trigger imputed income to the executives under federal income tax rules, which the Company reimburses through corresponding tax-reimbursement payments. We believe that negating the impact of imputed income to our executives is an important element of the flight benefits we provide our executives.

While salaries are designed to provide basic compensation and financial stability to the executives, the purpose of annual cash bonuses is primarily to encourage the executives to focus on the execution of the operating plan approved by our board of directors for the current year. Equity awards of restricted stock are designed to align executives’ interests with those of stockholders and thereby strengthen their concern for the welfare of our company over the longer term. Unlike the annual cash bonuses, which are paid based on achievement of a targeted operating income, the value of restricted stock is inherently linked to the performance of our common stock. Our Long Term Incentive Plan was used to encourage the executives to remain with the company in the near term during difficult transition years by subjecting awards to a vesting schedule and paying them out if the executive is still employed at the end of the designated year.

Role of Human Resources Committee and Chief Executive Officer in Establishing Compensation

The Committee oversees our general compensation structure and administers our bonus, incentive and other compensation plans. In determining annual compensation packages, the Committee seeks to establish compensation packages and programs that appropriately encourage the executives. As part of this process, our chief executive officer provides input to the Committee on an ongoing basis regarding the airline industry job market, the overall performance of our employees, and the appropriate salary and incentive plan compensation necessary to retain the other executive officers. At the request of the Committee, management provides information to Cook from time to time with respect to its views on compensation. Although the Committee weighs the input of Cook and management, it acts independently in its decisions and is guided by its own judgment.

The Committee works closely with its independent compensation consultants to provide total compensation packages capable of securing and incenting high-caliber employees and to ensure that the components of executives’ pay packages are reasonable. In establishing executive compensation packages, the Committee reviews tally sheets (which detail the value of an executive’s salary, bonuses, equity awards, and other benefits, including retirement, termination of employment and a change in control of the company under various circumstances) and competitive pay data as described above to confirm that the overall amount payable to executives is reasonable and that their compensation packages are appropriately structured relative to relevant industry peers.

Compensation of Named Executive Officers for 2009

Base Salaries

As discussed above, the Committee works with its consultants to customize a compensation structure and appropriate compensation elements for our executives. As part of the Committee’s annual compensation review, it determined to moderately increase salaries in March 2007, although not to their pre-April 2005 levels. Effective July 17, 2008, in connection with certain cost-savings initiatives undertaken in connection with our amended capacity purchase agreement with Continental, the Committee approved reductions in the base salaries of management and executives by 5% across the board, in addition to reductions in the value of various benefits. At his request, Mr. Ream reduced his base salary by 10%. The reductions for the named executive officers are summarized below:

Name	2007 Base Salary	2008 Base Salary (4)	Percentage Decrease (5)	2009 Base Salary
Patrick Kelly (1)	—	—	—	—
James B. Ream (2)	$352,000	$337,333	10%	$316,800
Lamphung Ngo-Burns (3)	$175,000	$174,792	1%	$180,000
Charles R. Coble	$200,000	$195,833	5%	$190,000
Suzanne L. Johnson (6)	$154,750	$150,450	3%	$166,042
James E. Nides	$200,000	$195,833	5%	$190,000
Karen P. Miles (7)	$190,000	$186,042	5%	$180,500

(1)	Mr. Kelly is a member of the Board. Effective January 4, 2010, he began also serving as interim Chief Executive Officer until a replacement for Mr. Ream can be hired. To compensate Mr. Kelly for this interim role, the Committee approved a monthly salary of $50,000. However, consistent with concessions to the Company’s labor groups and as part of the Company’s overall cost-saving initiatives, Mr. Kelly requested that the offered salary be reduced by 10% to $45,000 and the Committee agreed.
(2)	Mr. Ream retired from the Company effective January 1, 2010.
(3)	Includes salary related to her promotion to Chief Financial Officer effective as of September 11, 2008.
(4)	Annualized average salary, taking into account base salary reduction effective July 17, 2008, of 10% for Mr. Ream and 5% for the other executives.
(5)	Reflects average percentage decrease from annual salary January 1, 2008 to January 1, 2009 generated by base salary reduction effective July 17, 2008, of 10% for Mr. Ream and 5% for the other executives per company-wide cost reductions in 2008.

(6)	On November 19, 2009, Ms. Johnson was promoted from her previous role of Staff Vice President, General Counsel and Secretary to Vice President and General Counsel per the Company’s report on form 8-K dated November 19, 2009.
(7)	Ms. Miles retired from the Company effective January 31, 2010 and was paid per the terms of a transitional agreement announced in the Company’s report on form 8-K dated June 23, 2009 and filed with the Company’s annual report.

Annual Cash Bonuses

No bonuses have been paid under the Management Bonus Plan for the years 2007, 2008, and 2009.

If a bonus were paid under the Management Bonus Plan, it would be paid in cash. The target bonuses for the executives named in the Summary Compensation Table have historically ranged from 40-60% of base salary; while the Committee can specify a higher percentage, it cannot exceed 100% of an executive’s base salary. The bonus is based on a single measurement: the company’s operating income for the year. Operating income was the performance metric selected by Continental Airlines at the time of our initial public offering. The Committee has retained the measure since it believes it to be readily understood and accepted by participants and consistent with promoting stockholder value. If operating income is at least 75% of the target operating income approved by the Committee, then payment is made on a sliding scale of 75% to whatever percentage actual operating income bears to the target operating income; provided that no payment will be made if operating income is less than 75% of target operating income.

For 2009, Mr. Ream’s target bonus was 60% of his base salary and the target bonus for all of the other named executives was 40% of base salary. Mr. Ream’s target bonus was higher than our other named executive officers to reflect the additional responsibilities and duties associated with being our CEO. The target operating income approved by the Committee for 2009 was break-even with the stipulation that no bonus would be paid for negative results (a loss). The Committee believed this target was challenging, but achievable. However, the Company’s actual 2009 operating income was negative and therefore no annual bonus payments were made for 2009.

Equity Awards

The Committee also makes equity awards to help align the executives’ long-term interests with those of stockholders. Equity is awarded annually in an amount deemed to be competitive with other companies in the Airline Peer Group and comparably sized companies outside the airline industry; consequently, the grant date value is not intended to equate to a specific portion of the executive’s base salary.

Equity awards take the form of stock options and restricted stock and are made under the 2002 and 2007 stock incentive plans. These incentive plans provide in part that the Committee may grant awards to the executives in the form of stock options or restricted stock. The 2007 incentive plan also provides that the Committee may grant awards in the form of performance units, stock appreciation rights, or any other right, interest or option related to shares or other property, including cash. Stock options granted under the 2002 and 2007 incentive plans generally contain an exercise price equal to the fair market value of the underlying common stock on the date of grant, vest over a four-year period for employees and expire seven years after the date of grant. Restricted stock granted under the 2007 incentive plan generally vest over a four-year period.

Annual awards of restricted stock or stock options to executives are made at the Committee’s meeting held on the day of the annual stockholders meeting, which we have historically held in May. The Committee awards newly hired or promoted executives initial awards of restricted stock or stock options as closely as possible to their date of hire or promotion.

Long Term Incentive Awards

The Long Term Incentive Plan was implemented to provide additional incentives for executives to remain with the company and, initially, to manage it through the diversification required by Continental Airlines’ notice in December 2005 that it would terminate 25% of the flying we perform under our capacity purchase agreement (the source of significantly all of our revenue at that time) beginning in December 2006. Awards under the plan were for single-year cycles, payable in cash, stock, or a combination of cash and stock, the form and amount of which is based on the discretion of the Committee. To receive the award, the executive typically must be employed on the last day of the designated year; however, the executive would still receive the award if he or she terminates employment without cause, dies or becomes disabled. The current cycle of the plan is for a single year as well and concludes at the end of 2010.

Flight Benefits

Flight benefits remain consistent with the level initially established by Continental Airlines in connection with our initial public offering; since they are of the type provided to executives at other companies in the airline industry, we have not deemed it necessary either to increase or decrease them. Flight benefits are not related to the other pay elements awarded to executives, but rather, as noted above, serve to align our executives’ interests with the ultimate consumer of our services, the passengers, and to allow them to observe our services and operations first-hand.

Perquisites

Other than flight benefits, detailed above in the Role of Individual Pay Components and the corresponding tax reimbursements identified in the below Summary Compensation Table, we provide no other perquisites or personal benefits to our executive officers.

Potential Payments Upon Termination or Change in Control

The description of amounts payable to the executives due to a termination or a change in control are set forth under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control,” following the Options Exercised and Stock Vested table, below.

Retirement of Our CEO and Certain Employment Agreements

We have employment agreements with each of the executive officers listed in the Summary Compensation Table, below, that provide for an annual salary and participation in any benefit programs we maintain. Mr. Ream’s employment agreement permitted him to participate in any cash bonus program we maintained at or above the maximum level made available to any other executive. His agreement had a three-year term and automatically renewed for additional three-year periods, unless notice of non-renewal was given by either party at least six months prior to the end of a term. Pursuant to Mr. Ream’s agreement that was entered into at the time of our initial public offering, it was required that we make a gross-up payment to him if any payment or benefit he received from us, under his employment agreement or otherwise, became subject to an excise or other special additional tax, including any interest, taxes or penalties imposed with respect to such taxes; the purpose of the payment was to put him in the same after-tax position he would have been had the taxes not been imposed. Pursuant to their employment agreements, payments to our other executives would be reduced to the degree necessary to avoid the imposition of such an excise tax.

Each executive has agreed that he or she will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months:

•	engage in the regional airline business in the United States;

•	render any advice or services to, or otherwise assist, any person engaged in any regional airline business in the United States; or

•	induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

However, the executives may serve as a director, officer, employee, consultant or advisor of a major, mainline airline so long as their duties are principally related to the business of that airline other than the provision of regional airline services. These non-competition obligations extend until the second anniversary of the respective executive’s termination of employment. Additional information regarding the termination and change-in-control provisions of the executive officers’ employment agreements are set forth below under “Potential Payments Upon Termination or Change in Control,” following the “Option Exercises and Stock Vested Table.”

On January 1, 2010, following 15 years of combined service to ExpressJet and its former parent, Continental Airlines, Inc., Mr. Ream retired from the Company. Pursuant to the terms of the Company’s stock incentive plans, Mr. Ream’s unvested shares of restricted stock vested upon his retirement. In addition, he received the payment he had earned and vested in as of December 31, 2009 under the Long Term Incentive Plan, as well as continuation of certain insurance and flight benefits per the terms of his agreement. Mr. Ream did not receive any severance payment, and no additional agreement for compensation or benefits was executed upon his retirement.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which denies publicly held companies tax deductions in certain circumstances for annual compensation exceeding $1 million paid to certain of their executive officers. No deduction is permitted for this compensation unless it is based on performance criteria established by a committee of outside directors and approved by the company’s stockholders. Our stock options are intended to qualify as performance-based compensation under Section 162(m). However, neither our restricted stock nor the bonuses available under the management bonus plan or Long Term Incentive Plan were so designed. Nevertheless, we believe that all compensation paid or awarded to date will be deductible by the company. The Committee has the authority to approve compensation or changes to plans, programs or awards in the future that could cause the compensation or awards not to qualify for tax deductions under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Human Resources Committee of the board of directors, which functions as the company’s Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources Committee

Janet M. Clarke, Chair

Salvatore J. Badalamenti

Kim A. Fadel

Judith R. Haberkorn

Bonnie S. Reitz

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year Ended December 31, 2009

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James B. Ream President and Chief Executive Officer	2009	$316,800	$0	$438,071	$0	$79,200	$36,784	$870,855
	2008	$344,347	$0	$0	$0	$293,883	$30,882	$669,112
	2007	$351,733	$0	$91,800	$278,456	$302,167	$31,639	$1,055,795

Lamphung Ngo-Burns Vice President and Chief Financial Officer	2009	$180,000	$0	$232,085	$0	$45,000	$35,839	$492,924
	2008	$178,283	$0	$21,735	$0	$87,500	$36,245	$323,763
	2007	$176,202	$0	$45,961	$139,228	$86,458	$33,260	$481,109

Charles R. Coble Vice President — Field Services, Purchasing and Corporate Real Estate	2009	$190,000	$0	$242,757	$0	$47,500	$38,723	$518,980
	2008	$199,828	$0	$72,450	$0	$123,113	$45,872	$441,263
	2007	$202,447	$0	$64,321	$208,842	$125,107	$36,990	$637,707

Suzanne L. Johnson Vice President — General Counsel and Secretary	2009	$166,042	$0	$201,080	$0	$42,708	$22,367	$432,197
	2008	$150,450	$0	$13,685	$0	$78,663	$12,041	$254,839
	2007	$154,750	$0	$30,600	$87,018	$78,000	$10,808	$361,176

James E Nides Vice President — Flight Operations And Maintenance	2009	$190,000	$0	$242,757	$0	$47,500	$30,281	$510,538
	2008	$199,828	$0	$72,450	$0	$123,113	$34,681	$430,072
	2007	$202,447	$0	$64,321	$208,842	$125,107	$39,213	$639,930

Karen P. Miles Vice President — Human Resources And Administration	2009	$180,500	$0	$232,620	$0	$45,125	$25,521	$483,766
	2008	$189,833	$0	$72,450	$0	$116,957	$34,760	$414,000
	2007	$191,548	$0	$64,321	$208,842	$118,309	$44,276	$627,296

(1)	These amounts represent the grant date fair value of equity-based awards granted by the Company during 2009, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 2, 2010. Such discussion is found in our Form 10-K in Footnote 12 of the Consolidated Financial Statements.
(2)	Represents amounts earned under the company’s Management Bonus Plan and Long Term Incentive Plan. As detailed below in the “Grants of Plan-Based Awards” table for 2008, no amounts were paid under the Management Bonus Plan.
(3)	The amount reflected in this column for 2009 represents the value of:

	Ream	Coble	Nides	Ngo-Burns	Johnson	Miles
(a) a tax reimbursement for the value imputed for flight benefits:	$22,084	$24,023	$24,015	$21,139	$12,567	$24,017
(b) matching contributions to our 401(k) plan:	$14,700	$14,700	$6,266	$14,700	$9,800	$1,504

(a)	As is customary in the airline industry, all of our named executive officers and their eligible family members receive space-available flight benefits. These benefits do not “bump” fare-paying passengers. There is no incremental cost to providing these flight benefits because these costs are fixed due to the nature of our business. However, for tax purposes, income is imputed to our named executive officers based on the Standard Industry Fare Level rates. The above dollar amounts represent imputed income and corresponding tax reimbursement payments made to our outside directors.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2009

								All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold		Target		Maximum
James B. Ream		$142,560	(1)	$190,080	(1)	$316,800	(1)
				$79,200	(2)	—
	5-22-09							69,445	—	$—	$100,001
	1-4-10							73,334	—	$—	$338,070

Lamphung Ngo-Burns		$54,000	(1)	$72,000	(1)	$180,000	(1)
		—		$45,000	(2)
	5-22-09							27,778	—	$—	$40,000
	1-4-10							41,667	—	$—	$192,085

Charles R. Coble		$57,000	(1)	$76,000	(1)	$190,000	(1)
		—		$47,500	(2)	—
	5-22-09							27,778	—	$—	$40,000
	1-4-10							43,982	—	$—	S202,757

Suzanne L. Johnson		$49,813	(1)	$66,417	(1)	$166,042	(1)
		—		$42,708	(2)
	5-22-09							17,362	—	$—	$25,001
	1-4-10							38,195	—	$—	$176,079

James E. Nides		$57,000	(1)	$76,000	(1)	$190,000	(1)
		—		$47,500	(2)	—
	5-22-09							27,778	—	$—	$40,000
	1-4-10							43,982	—	$—	$202,757

Karen P. Miles		$54,150	(1)	$72.200	(1)	$180,500	(1)
		—		$45,125	(2)	—
	5-22-09							27,778	—	$—	$40,000
	1-4-10							41,783	—	$—	$192,620

(1)	Represents amounts that could have been earned under our Management Bonus Plan. As indicated in the Compensation Discussion and Analysis, no amounts were paid under the plan for 2007, 2008, and 2009.
(2)	Represents the cash portion paid under our Long Term Incentive Plan. The company elected to pay a portion of the Long Term Incentive Plan in stock issued in 2010.
(3)	Restricted stock award made to executives pursuant to our 2007 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year End December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1)
Charles R. Coble	2,000	—		$114.90	5-7-10	—		—
	1,000	—		$126.60	5-5-11	—		—
	1,500	—		$112.40	4-1-12	—		—
	2,000	—		$89.90	5-11-12	—		—
	2,813	937	(2)	$54.00	5-3-13	—		—
	3,000	3,000	(3)	$61.20	5-23-14	—		—
	—	—		—	—	31,678	(4)	$152,688

Suzanne Lehman Johnson	200	—		$89.90	5-11-12	—		—
	750	250	(2)	$54.00	5-3-13	—		—
	1,250	1,250	(3)	$61.20	5-23-14	—		—
	—	—		—	—	18,249	(5)	$87,960

Karen P. Miles	2,000	—		$114.90	5-7-10	—		—
	1,000	—		$126.60	5-5-11	—		—
	1,500	—		$112.40	4-1-12	—		—
	2,000	—		$89.90	5-11-12	—		—
	2,813	937	(2)	$54.00	5-3-13	—		—
	3,000	3,000	(3)	$61.20	5-23-14	—		—
	—	—		—	—	31,678	(4)	$152,688

Lamphung Ngo-Burns	300	—		$114.90	5-7-10	—		—
	200	—		$108.20	9-1-11	—		—
	750	—		$112.40	4-1-12	—		—
	500	—		$89.90	5-11-12	—		—
	1,500	500	(2)	$54.00	5-3-13	—		—
	2,000	2,000	(3)	$61.20	5-23-14	—		—
	—	—		—	—	29,165	(6)	$140,575

James E. Nides	2,000	—		$114.90	5-7-10	—		—
	1,000	—		$126.60	5-5-11	—		—
	1,500	—		$112.40	4-1-12	—		—
	2,000	—		$89.90	5-11-12	—		—
	2,813	937	(2)	$54.00	5-3-13	—		—
	3,000	3,000	(3)	$61.20	5-23-14	—		—
	—	—		—	—	31,678	(4)	$152,688

James B. Ream	3,500	—		$114.90	5-7-10	—		—
	2,500	—		$126.60	5-5-11	—		—
	4,250	—		$112.40	4-1-12	—		—
	3000	—		$89.90	5-11-12	—		—
	4,000	4,000		$61.20	5-23-14	70,195		338,340

(1)	Determined by multiplying the $4.82 closing market price of our common stock on December 31, 2009 by the number of shares in the prior column.
(2)	The options were scheduled to vest in 25% increments on each of May 3, 2007, 2008, 2009 and 2010.
(3)	The options were scheduled to vest in 25% increments on each of May 23, 2008, 2009, 2010 and 2011.
(4)	Of the unvested shares of restricted stock remaining outstanding as of December 31, 2009, (a) 525 are scheduled to vest in 50% increments on May 23, 2010 and 2011, (b) 3,375 are scheduled to vest in 1,125 increments on May 22, 2010, 2011 and 2012, and (c) 27,778 are scheduled to vest in 25% increments on May 22, 2010, 2011, 2012 and 2013.
(5)	Of the unvested shares of restricted stock remaining outstanding as of December 31, 2009, (a) 250 are scheduled to vest in 125 increments on May 23, 2010 and 2011, (b) 637 are scheduled to vest in one-third increments on May 22, 2010, 2011 and 2012, and (c) 17,362 are scheduled to vest in 25% increments on May 22, 2010, 2011, 2012 and 2013.
(6)	Of the unvested shares of restricted stock remaining outstanding as of December 31, 2009, (a) 375 are scheduled to vest in 50% increments on May 23, 2010 and 2011, (b) 1,012 are scheduled to vest in one-third increments on May 22, 2010, 2011 and 2012, and (c) 27,778 are scheduled to vest in 25% increments on May 22, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Vesting (1)
James B. Ream	0	0	73,584	$338,442
Lamphung Ngo-Burns	0	0	42,242	$192,915
Charles R. Coble	0	0	45,495	$204,939
Suzanne L. Johnson	0	0	38,577	$176,630
James E. Nides	0	0	45,495	$204,939
Karen P. Miles	0	0	43,296	$194,802

(1)	Determined by multiplying the number of shares of stock that vested during 2009 by the closing market price of our common stock on the vesting date, as applicable, for tax purposes.

Potential Payments Upon Termination or Change in Control

As discussed above under “Compensation, Discussion and Analysis,” we have employment agreements with each of Ms. Ngo-Burns, Ms. Miles, Ms. Johnson and Messrs. Ream, Coble and Nides. These employment agreements may be terminated by us or by our executives at any time.

On December 1, 2009, we announced that Mr. Ream would retire from the Company effective January 1, 2010, after providing 15 years of combined service to our Company and its former parent, Continental Airlines, Inc. The employment agreement covering Mr. Ream’s retirement was entered into at the time of our initial public offering, could not be unilaterally amended, and was not amended since our initial public offering except to comply with certain changes in the law. The benefits Mr. Ream received under his employment agreement due to his retirement consisted of:

(i)	(A) accelerated vesting of 70,195 shares of restricted stock he held having a value of $234,724 (based on our stock price of $4.82 as of December 31, 2009), (B) accelerated vesting of stock options to acquire 4,000 shares of stock having an “in-the-money” value of $0 (based on the exercise price of $61.20 exceeding our stock price of $4.82), and (C) an extension of the post-termination exercise period to one year (within which Mr. Ream must exercise or forfeit his stock options);

(ii)	outplacement services for 12 months with an estimated value as of December 31, 2009 of $54,400;

(iii)	payout of the award Mr. Ream earned under our Long-Term Incentive Plan, consisting of $79,200 in cash plus 73,334 shares of stock having a value of $358,603 (based on our stock price of $4.82 as of December 31, 2009);

(iv)	healthcare continuation coverage for Mr. Ream and his eligible dependents for the remainder of Mr. Ream’s life, including medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drugs, having an estimated value of $79,790; and

(v)	lifetime flight benefits on any airline operated by us or Continental Airlines, Inc., including (A) space available travel to Mr. Ream and eligible family members, (B) positive space travel up to an annual value of $50,000 plus a tax gross-up of up to $10,000 (each subject to annual adjustment) relating to the value of any such positive space travel, (C) participation in Continental Airlines’ frequent flyer program, and (D) participation in Continental Airlines’ airport lounge program.

In connection with his retirement, Mr. Ream did not receive any severance payment and no additional agreement for compensation or benefits was executed.

As to our other executives, if our Company terminated any of their employment for any reason other than

•	death,

•	incapacity,

•	his or her material breach of the agreement, or

•	“cause” (defined as gross negligence, willful misconduct, or abuse of alcohol or drugs rendering him or her unable to perform),

then that executive would be entitled to the following benefits if the date of his or her employment termination was either before the date of a change in control of our Company or more than 18 months following such change in control:

(i)	flight benefits estimated to be approximately $330,000 for each of Ms. Miles and Ms. Johnson and Messrs. Coble and Nides as of December 31, 2009. However, Ms. Ngo-Burns does not have any similar lifetime flight benefits;

(ii)	insurance coverage limited up to 24 months, which benefits are valued at approximately $15,639 for Ms. Ngo-Burns, $42,952 for Ms. Johnson, $52,579 for Messrs Coble, $19,263 for Messrs Nides and $57,669 for Ms. Miles;

(iii)	outplacement services for twelve months, valued at approximately $30,600 for Ms. Ngo-Burns, $28,227 for Ms. Johnson, $32,300 for Messrs Coble and Nides, and $30,685 for Ms. Miles as of December 31, 2009;

(iv)	continued monthly salary payments for 24 months, combined value at approximately $360,000 for Ms. Ngo-Burns, $332,084 for Ms. Johnson, $380,000 for Messrs Coble, $380,000 for Messrs Nides, and $361,000 for Ms. Miles as of December 31, 2009; and

(v)	at the discretion of our board of directors or its Human Resources Committee, a bonus, the value of which cannot currently be calculated.

However, if any of the executives were terminated by the Company for a reason other than death, incapacity, material breach or cause, or if their termination of employment was due to a “constructive termination,” defined below, and in either case within 18 months following a change in control (or, in the case of termination by the Company, prior to a change in control to avoid the change in control provisions of the employment agreement), our executive officers generally would each be entitled to (i), (ii), (iii) and (v), above, plus a lump-sum cash payment equal to the sum of: (x) a pro rata bonus payment under the Company’s Management Bonus Plan, plus (y) two times the executive’s base salary then in effect, plus (z) two times the amount of the target bonus under the Management Bonus Plan. As of December 31, 2009, such aggregate bonus for each of our executive officers other than Messr Ream would be valued at approximately $504,000 for Ms. Ngo-Burns, $464,917 for Ms. Johnson, $532,000 for Messrs Coble, $532,000 for Messrs Nides, and $504,401 for Ms. Miles.

For purposes of the above, the term “constructive termination” means:

•	the assignment to him or her of duties materially inconsistent with those associated with his or her position,

•	a material diminution in the nature or scope of his or her authority,

•	our conduct preventing him or her from performing his or her duties,

•	our requiring him or her to be permanently based outside a major urban center in Texas,

•	actions by us that materially adversely affect his or her corporate amenities, or

•	our material breach of the agreement,

Our executive officers would not be entitled to any tax gross-up due to benefits they receive.

COMPENSATION RISK MANAGEMENT

The company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section above. The Human Resources Committee worked jointly with the Audit Committee to assess the compensation practices of the company and to analyze whether such compensation practices pose any material risk to the company. Following this analysis, it was determined that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described above, each member of the Human Resources Committee of the board has been determined by the board to be independent. None of these directors is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of four non-employee members of the board of directors. The board has reviewed any relationships that members of the Audit Committee may have with the company and its management, as well as their background and qualifications. The board has determined that the members of the committee are independent and financially literate and that Mr. Badalamenti qualifies as an audit committee financial expert, in accordance with the applicable definitions under the rules of the SEC and/or the NYSE.

The committee has a written charter that is available on the company’s website at www.expressjet.com. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable NYSE and SEC rules. The board has adopted the charter, consistent with those rules, and the company furnishes a written affirmation to the NYSE each year relating to the matters addressed in the foregoing paragraph and to the adequacy of the committee’s charter.

As required by its charter, the committee has:

(a)	reviewed and discussed with management and the company’s independent registered auditors the audited financial statements of the company as of and for each of the three years in the period ended December 31, 2009, and the audit of internal controls over financial reporting as of December 31, 2009, included in the company’s annual report;

(b)	reviewed and discussed with the independent registered auditors the matters required to be discussed by the statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1 A.U. section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and applicable SEC regulations;

(c)	received from the independent registered auditors the written disclosures and the letter delineating all relationships between such auditors and the company and the other matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T;

(d)	reviewed and discussed with the independent registered auditors their independence; and

(e)	recommended to the board, based on the foregoing reviews and discussions, that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Throughout the year, the committee meets with various employees and has access to all of the company’s employees. In addition to meeting with the independent registered auditors, who are appointed by and report directly to the committee, the committee is authorized to and may from time to time retain outside legal, accounting or other advisors if it deems it necessary.

During the last year, the committee discussed with the company’s internal and independent registered auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. In addition, the committee reviewed with the independent registered auditors their judgment as to the quality, and not just the acceptability, of the company’s accounting policies, and determined that the non-audit services provided by the independent registered auditors to the company are compatible with maintaining the independence of the independent registered auditors.

Although the committee is charged with overseeing the company’s accounting and financial reporting processes and the audit of its financial statements, the charter makes clear that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered auditors are responsible for expressing an opinion on those financial statements and opinions on management’s assessment of internal control and the effectiveness of internal controls over financial reporting.

We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the representations of the independent registered auditors in their report on the company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our reviews and discussions with management and the independent registered auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with standards promulgated by the Public Company Accounting Oversight Board.

Audit Committee

Salvatore J. Badalamenti, Chairman

George R. Bravante, Jr.

Janet M. Clarke

Alan H. Freudenstein

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We review any transaction in which the company, a subsidiary of the company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires.

CODE OF ETHICS

ExpressJet’s board has approved the “Principles of Conduct,” which are applicable to all directors, officers and employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Principles of Conduct are available on our website at www.expressjet.com and in print without charge to any stockholder who sends a written request to the company’s Secretary at our principal executive offices. We will post any amendments to or waivers of this code for our directors or executive officers, including the principal executive officer, principal financial officer and principal accounting officer, at this location on our website.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.

General

Our board of directors currently consists of nine persons, four Class III directors with terms expiring at the Meeting, two Class I directors with terms expiring at the 2011 annual meeting of stockholders, and three Class II directors with terms expiring at the 2012 annual meeting of stockholders. There is no family relationship between the nominees for director and any other director or executive officer. Mr. Loftus, a member of Class III, voluntarily elected not to stand for reelection at the expiration of his term in May 2010. As part of the Company’s overall cost-cutting initiatives, the board of directors has decreased the size of the board by one, effective upon the expiration of Mr. Loftus’ term in May 2010, thereby reducing associated expenses.

At the Meeting, stockholders will vote on the nominees for Class III listed below. The Class III directors elected at the Meeting will serve until the annual meeting of stockholders in 2013 or until their respective successors have been duly elected and have qualified. The following table shows (i) the nominees’ names and ages, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the nominees and their principal occupations and business experience during the last five years, (iv) qualifications that led to selection of the nominee as a director, (v) other directorships held by the nominees during the last five years, and (vii) the standing committees of the board of directors on which they serve.

Nominees to Serve Three-Year Terms Expiring at the 2013 annual meeting (Class III Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience

SALVATORE J. BADALAMENTI, age 50, Director (Audit Committee, Chair; Human Resources Committee)

Mr. Badalamenti has been a director since October 2006. He retired from Kohlberg Kravis Roberts & Co. (a management buyout firm) in 1999, having served in a number of positions there since 1985, most recently as Chief Financial Officer.

The board sought Mr. Badalamenti’s participation as a director due to his extensive financial experience at the corporate, partnership, non-profit, public, and private levels in order to serve as one of the Board’s financial experts. As Chair of the Audit Committee, Mr. Badalamenti has diligently applied the traits that led to his selection, including financial acumen, attention to detail, knowledge of rules and regulations governing the financial reporting of a publicly traded company, risk management, and financial strategic oversight. Mr. Badalamenti possesses an in-depth understanding of finance from his prior service as a Chief Financial Officer for Kohlberg Kravis Roberts & Co. which he has utilized in his review and oversight of the company’s financial matters.

KIM A. FADEL, age 57, Director (Human Resources Committee; Nominating and Corporate Governance Committee)

Mr. Fadel has been a director since May 2002. He retired in December 2007 as Managing Counsel, Retail Markets for BellSouth Telecommunications, Inc. d/b/a AT&T of the Southeast, a position he held since 2006. He was Chief Counsel—Small Business Services for BellSouth Corporation from 2000-2006.

Preparing for the launch of ExpressJet Airlines in 2002, Continental Airlines determined that Mr. Fadel’s experience as Chief Counsel, Small Business Services, at BellSouth Corporation, a Fortune 500 corporation, was relevant particularly given his background as the chief business counsel for a major corporate division with profit and loss responsibility with $2.5 billion in revenues in a mass market commodity services industry; this industry was both regulated at the federal and state level and subject to significant competition. Mr. Fadel was instrumental with a “turnaround” growth strategy that led to this division becoming the small business leader in the telecommunications carrier industry. Mr. Fadel has applied his knowledge and experience on legal, regulatory, and business matters during his tenure as a director with the ExpressJet.

JUDITH R. HABERKORN, age 63, Director (Human Resources Committee; Nominating and Corporate Governance Committee, Chair)

Ms. Haberkorn has been a director since June 2006. She retired in June 2000 from Bell Atlantic Corp. (telecommunications) and its predecessors, having served in a number of positions there since 1968, most recently as President—Consumer Sales & Service. Ms. Haberkorn is also currently a director of Armstrong World Industries, Inc. and Computer Sciences Corporation. Within the last five years she has additionally served as a director on the boards of Enesco Corporation, MCI, and the advisory board of Norfolk Southern Railroad.

Multiple talents and assets led the board to recruit and select Ms. Haberkorn for board membership. With her management experience at Bell Atlantic Corp., Ms. Haberkorn brings to the board demonstrated senior-level leadership experience. Through her various positions at Bell Atlantic Corp., Ms. Haberkorn also brings to the board a broad understanding of operations, sales, marketing, brand management, and general communications matters that affect large companies, which are areas that are critical to the airline industry. Ms. Haberkorn’s broad experience as a director makes her the ideal candidate to advise the board on various governance issues and to serve as the Chair of the Nominating and Governance Committee. Her insights into executive compensation issues and strategies as a result of both her business and board director experience bring value to the company’s Human Resources Committee. Finally, her decisive analysis of complex problems and practical approach to resolving issues is invaluable in the context of managing a publicly-traded company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Incumbent Directors

The following describes incumbent directors of the company whose terms will expire at the end of the terms described below. The following table shows (i) the incumbent directors’ names and ages, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the incumbent directors and their principal occupations and business experience during the last five years, (iv) other directorships held by the incumbent director and (v) the standing committees of the board of directors on which they serve.

Name, Age, Position and Committee Memberships	Term of Office and Business Experience

Directors Serving a Term Expiring at the 2010 Annual Meeting (Class III Director).

WILLIAM F. LOFTUS, age 71, Director

Mr. Loftus has been a director since September 2008. He is the managing director of LoftusGroup LLC, a management and consulting firm. Prior to founding the LoftusGroup in 1999, he held senior executive positions in several Fortune 100 companies and served as Senior Vice President and Chief Financial Officer of USAir Inc. His recent consultant assignments have included positions as Chief Executive Officer, Chief Financial Officer and Chief Restructuring Officer in numerous situations, including serving as Executive Vice President and Chief Financial Officer for Hawaiian Airlines.

Mr. Loftus was selected as a director in accordance with an agreement dated March 17, 2008 between the company and Hayman Advisors, L.P. and its affiliates, pursuant to which Hayman agreed to cease efforts related to a proxy solicitation and withdraw its own nominations to the board for the 2008 annual meeting. He is not standing for reelection at the 2010 annual meeting.

Directors Serving a Term Expiring at the 2011 Annual Meeting (Class I Directors).

PATRICK KELLY, age 52, (Audit Committee; Nominating and Corporate Governance Committee; Interim President and CEO)

Mr. Kelly has served on ExpressJet’s Audit Committee and Nominations and Corporate Governance Committee, but is currently serving as Interim President and Chief Executive Officer. Mr. Kelly is the former Chief Financial Officer of Vignette Inc. (software), where he worked from July 2006 to July 2009. Prior to that, he was the Director of Global Facilities Planning for Dell Inc. (computer manufacturing) from February 2005 to June 2006; self-employed from July 2004 to February 2005; Chief Financial Officer of Trilogy Software 1998-2004.. Prior to joining Trilogy, he was Chief Financial Officer of Sabre, a global travel distribution company, for three years and had worked for American Airlines for 11 years.

Mr. Kelly’s experience with public and private companies as a chief financial officer, his airline and travel industry experience, his analytical business skills, and his leadership ability led to his election to the board of ExpressJet. These same qualities made him an ideal candidate for the role of Interim President and Chief Executive Officer. Mr. Kelly has been an asset in this role, with 25 years of business experience, including airline industry experience both from the ExpressJet Board for the past 2 years and from his 11 years with American Airlines. In addition, Mr. Kelly has 12 years of experience as a Chief Financial Officer for private and public companies, including Sabre, one of the world’s leading global travel distribution companies. Mr. Kelly’s most recent role as Chief Financial Officer of Vignette, Inc. (NasdaqGS:VIGN), an Austin-based content management software company which merged with Open Text Corporation in July 2009, provided him with a strong up to date foundation in public company strategy. With Mr. Kelly’s guidance in the interim role, ExpressJet is well-prepared to continue its solid performance while considering candidates to fill the CEO role on a long term basis. At the time that the CEO role is filled, Mr. Kelly will return to his board service with the additional insights earned through his in-depth work in the company.

BONNIE S. REITZ, age 57, (Human Resources Committee; Nominating and Corporate Governance Committee)

Ms. Reitz has been a director since July 2006. She is the founder of Inside Out Culture to Customer, a consulting company (April 2003-present) and previously served as Senior Vice President—Sales and Distribution of Continental Airlines, Inc. (1996-March 2003). Ms. Reitz has served as Director of PNM Resources, Inc., where she has been Chair of the HR and Governance committees for five years. She also serves on the board of FareLogix, a privately held travel distribution company that is changing travel distribution opportunities through the innovative use of technology.

The board selected Ms. Reitz as a director due to her extensive business sector experience and acumen, including thirty three years of airline and travel distribution experience. Ms. Reitz’s in-depth experience in the travel industry ranges from top executive management and strategic roles to front line ticket sales and operational positions as well as management and executive strategic and financial experience. Ms. Reitz’s extensive knowledge of the travel industry offers the Board a deep understanding of our business and an ability to communicate with management regarding key operational issues that greatly enhances the board’s overall effectiveness. Due to her knowledge, Ms. Reitz is a tremendous asset to the board’s Human Resources and Nomination and Governance Committees. Her director experiences with PNM Resources, Inc. and FareLogix compliment her ability to serve on the ExpressJet board.

Directors Serving a Term Expiring at the 2012 Annual Meeting (Class II Directors).

GEORGE R. BRAVANTE, JR., age 51, Chairman of the Board (Audit Committee; Executive Committee; Nominating and Corporate Governance Committee)

Mr. Bravante has been a director since July 2004 and has been our independent Chairman since 2005. He is the founder and General Partner of Bravante-Curci Investors, LP, a merchant bank focusing on real estate investments in California. He has held this position since 1996. From 1994-1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and President and Chief Operating Officer of American Real Estate Group, Inc. where he was primarily responsible for the strategic management, restructuring and disposition of assets.

Mr. Bravante was elected to the board based on his financial and strategic business knowledge, including investment strategy, consumer marketing, distribution, and sales. The Board has also determined that Mr. Bravante’s broad executive experience provides him with key skills in working with directors, understanding board processes and functions, responding to financial, strategic and operational challenges and opportunities of our business and overseeing management. Furthermore, the Board believes that the depth and breadth of Mr. Bravante’s exposure to complex financial and strategic issues throughout his career make him a valuable asset to our Audit Committee. The Board has concluded that all of these attributes make him the ideal person to lead the board as our independent (non-executive) Chairman.

JANET M. CLARKE, age 57, Director (Audit Committee; Human Resources Committee, Chair)

Ms. Clarke has been a director since May 2002 and has served in various roles and committees. She has been Chair of the Human Resources Committee since 2002. Ms. Clarke is the founder of Clarke Littlefield LLC (a marketing technologies advisory firm) and has served as its President since June 2003 and previously from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. (September 2002 to June 2003). Ms. Clarke was the Chair and Chief Executive Officer of KnowledgeBase Marketing, a subsidiary of Young and Rubicam, Inc., from February 2000 through February 2001. Ms. Clarke served as Managing Director, Global Database Marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke is also a director of Asbury Automotive Group, Inc. and Cox Enterprises, Inc. Former board service during the past five years includes Cox Communications, Inc., Gateway Corporation, and eFunds Corporation. Ms. Clarke was elected to the board due to her marketing and strategic business expertise, as well as her expertise in compensation analysis. As a long-standing board member, she also possesses extensive knowledge of the industry and an in-depth understanding of ExpressJet’s corporate history.

The board selected Ms. Clarke in May 2002 and its judgment has consistently been affirmed through her contributions each year. Ms. Clarke offers significant business experience to the board in the areas of marketing and marketing technology, as a result of the various senior management positions she has held in large corporations and at Clarke Littlefield. In addition, her broad range of experience as a director and deep understanding of board oversight and diligence requirements lend valued support to the board as a whole. Ms. Clarke’s valuable experience regarding executive compensation makes her a tremendous asset as our Human Resource Committee Chair. Further, as a long-standing board member, Ms. Clarke possesses an in-depth understanding of ExpressJet’s corporate history, including not only compensation, but strategic and financial matters.

ALAN H. FREUDENSTEIN, age 45, (anticipated to be appointed to the Audit Committee)

Mr. Freudenstein has been a director since 2009. He is a Managing Director of Credit Suisse where he manages private equity investments on behalf of the investment bank. Mr. Freudenstein currently serves as a director of a number of companies, including: ICON Health & Fitness, US Health Group, ENSYN Renewables Inc., ESP Technologies Corp and DynamicOps LLC. Prior to joining the Credit Suisse in 2000, Mr. Freudenstein was a Managing Director at Bankers Trust Company, where he was responsible for incubation and venture investments within the new world ventures group. Mr. Freudenstein was previously a management consultant at Booz Allen & Hamilton and an equity research analyst at Salomon Brothers.

Mr. Freudenstein was selected as a director in accordance with an agreement dated February 23, 2009 between the company and Credit Suisse. He has contributed to the board process through his strength in financial analysis and business strategy, as well as an in-depth understanding of the stockholder perspective and investor relations.

Proposal 2:

RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee of the board of directors desires to continue to engage the services of KPMG LLP for the fiscal year ending December 31, 2010. Accordingly, the Audit Committee has appointed KPMG to audit the financial statements of ExpressJet and its subsidiaries for fiscal 2010 and report on those financial statements, subject to stockholder approval. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider their appointment.

On November 4, 2008, the Audit Committee of the Board of Directors of ExpressJet Holdings, Inc. (the “Company”) dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm starting with the annual audit for the calendar year ending December 31, 2009. On November 26, 2008, the Company engaged KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The reports of Ernst & Young on the financial statements of the Company for the years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and subsequent interim period through the filing of the Annual Report for the year ended December 31, 2009 (“Annual Report”), there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to the subject matter of such disagreements in their reports on the financial statements for such years. Further, there have been no reportable events as defined under Item 304 of Regulation S-K. With the filing of the Company’s 2008 Annual Report, Ernst & Young’s dismissal became effective.

Fees paid to ExpressJet’s independent auditors during the last two years were as follows:

Audit Fees. Ernst & Young’s fees billed for professional services rendered for (i) the audit of the company’s consolidated financial statements and matters related to our capacity purchase agreements and segment reporting included in our annual report on Form 10-K and management’s assessment of the effectiveness of its internal control over financial reporting in compliance with the Sarbanes-Oxley Act, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q and (iii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2008 were $1,347,898. Additional fees billed by Ernst & Young for professional services during 2009 were $80,600.

KPMG LLP’s fees billed for professional services rendered for (i) the audit of the company’s consolidated financial statements and matters related to our capacity purchase agreements and segment reporting included in our annual report on Form 10-K and management’s assessment of the effectiveness of its internal control over financial reporting in compliance with the Sarbanes-Oxley Act, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q and (iii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2009 and 2008 were $827,047 and $0 respectively.

Audit-Related Fees. Audit-related fees refer to costs associated with the financial statement audits or our employee benefit plans and not reported under “Audit Fees” above. No audit-related fees were paid to Ernst & Young or KPMG LLP during 2009 and 2008 as these services were provided by another audit firm.

Tax Fees. Tax fees billed by Ernst & Young during 2008 totaled $73,717, for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services. Additional fees billed by Ernst & Young for tax services during 2009 totaled $119,741.

Tax fees billed by KPMG LLP during 2009 and 2008 totaled $175,942 and $0 respectively, for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services.

All Other Fees. No other fees were billed by KPMG or Ernst & Young during 2009 or 2008.

The Audit Committee has considered whether the provision of the non-audit services described above by an external auditor is compatible with maintaining the independent auditor’s independence, and determined that these non-audit services are compatible with the required independence. The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. This includes the pre-approval of (i) all audit services and (ii) any significant (i.e., not de minimis) non-audit services. The Audit Committee has delegated to its chairman, the authority to pre-approve certain of these services, which services are then presented to the full committee at its next regular meeting.

Representatives of KPMG will attend the Meeting to respond to appropriate questions and may choose to make a statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2009.

2011 Annual Meeting

Any stockholder who wants to present a proposal at the 2011 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 3, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice. To be timely for the 2011 annual meeting of stockholders, that notice must be delivered to the company’s Secretary at our principal executive offices not less than 45 days and not more than 75 days prior to April 5, 2011. However, if the 2011 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 13, 2011, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2011 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge through a written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

You can view our Annual Report on Form 10-K for the year ended December 31, 2009, including exhibits, or fill out our online request to get a copy of the 10-K (excluding exhibits) by mail, free of charge, by visiting Investor Relations at www.expressjet.com or sending your request to Investor Relations, 700 North Sam Houston Parkway West, Ste 200, Houston, TX 77067. We will furnish to interested security holders a copy of any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company’s Secretary at the company’s headquarters at 700 North Sam Houston Parkway West, Ste 200, Houston, Texas 77067.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 12, 2010.

INTERNET
EXPRESSJET HOLDINGS, INC.	http://www.proxyvoting.com/xjt Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

71151 ▼ FOLD AND DETACH HERE ▼

			Please mark your votes as indicated in this example			☒
FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. To elect three Class III directors to serve terms expiring at the 2013 annual stockholders meeting. ☐	☐	☐	2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors of the company and its subsidiaries for 2010.	☐	☐	☐
Nominees:
01 Kim A. Fadel
02 Judith R. Haberkorn
03 Salvatore J. Badalamenti
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

				Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your ExpressJet Holdings, Inc. account online.

Access your ExpressJet Holdings, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ExpressJet Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.expressjet.com

▼ FOLD AND DETACH HERE ▼

EXPRESSJET HOLDINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 13, 2010

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes T. Patrick Kelly and Suzanne L. Johnson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on May 13, 2010, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting. Pursuant to federal law and the Certificate of Incorporation of ExpressJet Holdings, Inc., voting stock is subject to certain foreign ownership restrictions. By signing below, the undersigned represents that it is a “U.S. Citizen” as that term is defined in the company’s proxy statement or that the shares of stock represented by this Proxy have been registered on the company’s Foreign Stock Record.

Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “ FOR ” THE ELECTION OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), AND “ FOR ” THE RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2).

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 71151